Exhibit 99.1

BurTech Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing

New York, NY – January 31, 2022 – BurTech Acquisition Corp. (the “Company”) announced today commencing January 31, 2022, holders of the units sold in the Company’s initial public offering completed on December 15, 2021, may elect to separately trade the shares of Class A common stock and warrants included in such units on The Nasdaq Capital Market (“Nasdaq”).

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A common stock and warrants that are separated will trade on Nasdaq under the symbols “BRKH" and "BRKHW," respectively. Those units not separated will continue to trade on Nasdaq under the symbol “BRKHU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “BRKH” and “BRKHW” respectively.

The units were initially offered by the Company in an underwritten offering by EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

EF Hutton acted as sole book-running manager of the offering. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on December 10, 2021. The offering was made only by means of a prospectus, copies of which may be obtained through the SEC's website at www.sec.gov.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company has not selected a business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company intends to focus its search for a target business in the retail, lifestyle, hospitality, technology, or real estate markets. The Company is led by its Chief Executive Officer, Shahal Khan.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

BurTech Acquisition Corp

1300 Pennsylvania Avenue NW, Suite 700

Washington, DC 20004

Camille Chetrit

Investor Relations

investors@burtechacq.us

(908) 530-8928